Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.
CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS THIRD QUARTER 2005 EARNINGS

DALLAS, October 17, 2005 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today reported quarterly net income of $50.3 million, or $1.63 per diluted share, for the third quarter of 2005. These results represent a significant increase over the company’s third quarter 2004 net income of $26.8 million, or $0.91 a share, and a decrease from the company’s record second quarter 2005 net income of $63.5 million, or $2.09 per diluted share, which included other income of $7.8 million, or $0.23 per diluted share, related to the early termination of a marketing alliance agreement.  In addition to the non-recurring nature of the gain recorded in the second quarter of 2005, the decrease in Lone Star’s net income from the second quarter reflects the negative impact of Hurricane Rita, which resulted in the temporary shutdown of some of the company’s Texas-based manufacturing and finishing facilities.  Also, the company’s effective tax rate for the third quarter increased to 8% from 2% for the second quarter, further reducing net income.  Lone Star estimates that its effective tax rate will be 10% for the fourth quarter of 2005.

Total revenues were $324.1 million in the third quarter of 2005, essentially unchanged from the second quarter of 2005. Oilfield revenues increased 3% from the second quarter to $266.7 million on 2% higher average selling prices combined with a 1% increase in shipment volumes.  Shipment volumes were lower than anticipated related to the impact of the hurricane and lagged the growth in the average active rig count, which was up 7% in the third quarter from the second quarter.

Third quarter 2005 specialty tubing revenues decreased by 20% from the second quarter of 2005 to $37.4 million on 18% decreased shipment volumes and 2% lower average selling prices.  The decline in shipment volumes resulted from reduced sales to steel service centers and a shift in tubular production capacity to oil country tubular goods (OCTG).  Revenues from flat rolled steel and other products were down 3% to $20.0 million on 9% lower average selling prices and 7% greater shipment volumes compared to the second quarter of 2005.

Lone Star’s balance of cash and investments at the end of the third quarter of 2005 was $192.1 million. In addition, Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $64.1 million in the third quarter of 2005. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release. EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Overall demand for our premium oilfield products remained robust throughout the third quarter.  However, the two-day shutdown at our Lone Star Steel and Bellville Tube plants and the longer interruption in operations at our Star Energy Group finishing facility related to Hurricane Rita impacted our financial performance. While demand related to drilling activity in the Gulf of Mexico is likely to be lower in the fourth quarter than was previously anticipated, we expect continued growth in OCTG and line pipe demand and remain well-positioned to capitalize on this trend.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the		For the
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$324.1	$272.2	$947.6	$698.2
Cost of goods sold	(254.3)	(230.8)	(751.7)	(585.7)
Gross profit	69.8	41.4	195.9	112.5
Selling, general and administrative expenses	(13.2)	(10.8)	(36.1)	(33.5)
Operating income	56.6	30.6	159.8	79.0
Interest income	1.7	0.8	3.5	1.2
Interest expense	(3.9)	(4.3)	(11.9)	(12.8)
Other income, net	0.5	0.3	8.7	1.4
Income before income tax	54.9	27.4	160.1	68.8
Income tax expense	(4.6)	(0.6)	(7.4)	(1.8)
Net income	$50.3	$26.8	$152.7	$67.0
Depreciation & Amortization	7.0	7.1	20.9	20.7
Cash flows from operating activities	18.4	21.1	76.1	48.5
EBITDA	64.1	38.0	189.4	101.1
Per common share - basic:
Net income available to common shareholders	$1.66	$0.93	$5.11	$2.34
Per common share - diluted:
Net income available to common shareholders	$1.63	$0.91	$5.04	$2.31
Weighted average shares outstanding
Basic	30.3	28.8	29.9	28.6
Diluted	30.9	29.5	30.3	29.0

	($ in millions)
	For Quarter Ended September 30,				For the Nine Months Ended September 30,
	2005		2004		2005		2004
Revenues by Segment	$	%	$	%	$	%	$	%
Oilfield Products	266.7	82	188.8	70	746.7	79	497.3	71
Specialty tubing products	37.4	12	52.6	19	136.7	14	128.3	18
Flat rolled steel and other products	20.0	6	30.8	11	64.2	7	72.6	11
Consolidated net revenues	324.1	100	272.2	100	947.6	100	698.2	100

	(in tons)
	For Quarter Ended September 30,				For the Nine Months Ended September 30,
Shipments by Segment	2005	%	2004	%	2005	%	2004	%
Oilfield Products	172,000	75	148,900	65	499,500	73	444,100	66
Specialty tubing products	21,500	9	33,400	15	76,800	11	90,100	14
Flat rolled steel and other products	37,100	16	46,700	20	107,100	16	135,500	20
Total shipments	230,600	100	229,000	100	683,400	100	669,700	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities	$18.4	$21.2	$76.1	$48.8
Non-cash charge for stock compensation	(0.9)	(0.5)	(2.3)	(1.1)
Gain (loss) on sale of property	—	—	0.1	(0.1)
Changes in working capital	39.5	10.8	100.0	37.6
Other balance sheet changes	0.3	2.4	(0.3)	2.5
Interest expense, net	2.2	3.5	8.4	11.6
Income tax expense	4.6	0.6	7.4	1.8
EBITDA	$64.1	$38.0	$189.4	$101.1